UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 30, 2009

DYNEX CAPITAL, INC.
(Exact name of registrant as specified in charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code

(804) 217-5800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of the ROAE Bonus Program

On March 30, 2009, the Board of Directors (the “Board”) of Dynex Capital, Inc. (the “Registrant”) approved, upon the recommendation and approval of the Board’s Compensation Committee, an annual performance bonus program based on the annual return on adjusted equity of the Registrant and certain individual qualitative objectives (the “ROAE Bonus Program”) for Thomas B. Akin, the Registrant’s Chief Executive Officer, Byron L. Boston, the Registrant’s Chief Investment Officer, and Stephen J. Benedetti, the Registrant’s Executive Vice President, Chief Operating Officer and Chief Financial Officer  (the “ROAE Participants”).    Management, at its option, may elect to compensate certain other members of the Registrant’s senior management in accordance with the ROAE Bonus Program.

The maximum bonus earned for a calendar year under the ROAE Bonus Program will be 100% of the ROAE Participant’s actual base salary paid for the relevant calendar year, subject to an increase of up to 5% to the extent the ROAE Participant elects to receive payment of the bonus in common stock of the Registrant.  There are two components of the ROAE Bonus Program, each bearing a weight of 50%.  The first component is based on the Registrant’s return on average equity (“ROAE”), which is determined as the Registrant’s net income for the calendar year, determined in accordance with generally accepted accounting principles, adjusted for any non-recurring extraordinary items as determined by the Compensation Committee in its sole discretion, divided by average common shareholder equity excluding unrealized gains and losses, and adjusted for any equity capital that is raised until such time the capital is deployed.  The ROAE will then be annualized for purposes of determining the reference rate below.

Reference Rate
ROAE less than 6%	- %
ROAE 6% or greater and less than 8%	25%
ROAE 8% or greater and less than 10%	50%
ROAE 10% or greater and less than 12%	75%
ROAE 12% or greater	100%

The second component of the ROAE Bonus Program is based on certain qualitative objectives for each ROAE Participant for each calendar year, which will be established by the Compensation Committee and will include achievement of certain qualitative corporate goals as well as individual goals.  Subject to an up to 5% increase as described in the following paragraph, the bonus for each ROAE Participant for a calendar year will be the product of 100% of his actual base salary for that calendar year times the sum of (i) the product of 50% times the reference rate as calculated above and (ii) the product of 50% times the percentage determined by the Compensation Committee relative to certain qualitative objectives set for such ROAE Participant.

Amounts earned under the ROAE Bonus Program for any calendar year will be paid on the earlier of the filing of the Registrant’s Annual Report on Form 10-K for that year or March 15 of the following year.  At the election of the ROAE Participant, and subject to the Registrant having in place an applicable incentive stock plan approved by shareholders, amounts earned under the ROAE Bonus Program may be paid in cash, in shares of the Registrant’s common stock, or in a combination of cash and common stock.  If an ROAE Participant elects to receive some or all of the ROAE Bonus payment in common stock of the Registrant, the portion of the bonus paid in common stock will be increased by 5%.

Adoption of the 2009 Capital Bonus Pool

Also on March 30, 2009, the Board approved, upon the recommendation and approval of the Compensation Committee, a performance bonus pool for capital raising activities of the Registrant during 2009 (the “2009 Capital Bonus Pool”).  The purpose of the 2009 Capital Bonus Pool is to compensate certain eligible participants for equity capital raising activities during 2009.  The eligible participants will be determined by the Compensation Committee, and will include at a minimum, Mr. Akin, Mr. Boston, and Mr. Benedetti (together with any other participants determined by the Compensation Committee, the “Capital Bonus Participants”).

The amount available in the 2009 Capital Bonus Pool will be equal to 1% of the gross amount of preferred and/or common equity capital raised by the Registrant in 2009, subject to a minimum of $50 million in capital raised, excluding certain amounts to be determined in the sole discretion of the Compensation Committee.  Any amounts earned under the 2009 Capital Bonus Pool will be allocated among the Capital Bonus Participants based on recommendations by Mr. Akin and the assessment by the Compensation Committee of each Capital Bonus Participant’s contribution to the capital raising activities of the Registrant.  Amounts earned under the Capital Bonus Pool will be paid within 10 business days after each offering closing date.  If permitted by the Registrant’s then applicable incentive stock plan, the amounts earned will be paid in restricted shares of the Registrant’s common stock that vest on the second anniversary of the relevant closing date, and if such vesting provisions are not permitted by the Registrant’s then applicable incentive stock plan, such amounts will be paid in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	April 3, 2009	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer